Exhibit 99.1

INDEPENDENT AUDITOR’S REPORT

Progressive Environmental Services, Inc.,

dba SWS Environmental Services

Fort Worth, Texas:

We have audited the accompanying consolidated financial statements of Progressive Environmental Services, Inc., which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, and the related notes to consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Progressive Environmental Services, Inc. as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

April 10, 2018

An independent member of the BDO Alliance USA

Progressive Environmental Services, Inc.

Consolidated Balance Sheet

Year Ended December 31, 2017

Assets
Current assets
Cash and cash equivalents	$218,481
Accounts receivable, net	13,507,854
Unbilled service fees	3,889,540
Prepaids and other current assets	1,103,748

Total current assets	18,719,623

Property and equipment, net	7,604,180
Bid bonds and deposits	739,954
Other intangible assets, net	-
Goodwill	-
Deferred tax assets	8,222,026

Total assets	$35,285,783

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of notes payable	$4,933,690
Accounts payable	6,475,709
Accrued expenses	2,995,814
Income and franchise taxes payable	-

Total current liabilities	14,405,213

Notes payable, less current portion	49,664,965

Total liabilities	64,070,178

Stockholders’ equity
Common stock, $1 par value, 1,000 shares authorized, 491 shares issued and outstanding in 2017 and 2016	491
Additional paid-in capital	12,436,477
Retained earnings (accumulated deficit)	(41,221,363)

Total stockholders’ equity (deficit)	(28,784,395)

Total liabilities and stockholders’ equity	$35,285,783

See accompanying notes to consolidated financial statements.

Progressive Environmental Services, Inc.

Consolidated Statement of Income

For the Year Ended December 31, 2017

Revenue	$60,607,797

Cost of revenue	41,790,567

Gross profit	18,817,230

Administrative, general, and selling expenses	21,092,409

Loss from operations	(2,275,179)

Other income (expense)
Interest expense	(4,833,127)
Interest income	58
Gain on disposal of assets	257,675
Other income	21,655
Other expenses	(1,648,345)
Impairment loss- goodwill	(6,851,718)

Total other income (expense)	(13,053,802)

Loss before provision for income taxes	(15,328,981)

Provision for income tax benefit (expense)	(1,688,228)

Net loss	$(17,017,209)

See accompanying notes to consolidated financial statements.

Progressive Environmental Services, Inc.

Consolidated Statement of Stockholders’ Equity

For the Year Ended December 31, 2017

				Retained
				earnings
	Common stock		Additional	(accumulated
	Shares	Amount	paid-in capital	deficit)	Total
Balance, December 31, 2016	491	$491	12,436,477	(24,204,154)	(11,767,186)

Loss for the year ended December 31, 2017	-	-	-	(17,017,209)	(17,017,209)

Balance, December 31, 2017	491	$491	12,436,477	(41,221,363)	(28,784,395)

See accompanying notes to consolidated financial statements.

Progressive Environmental Services, Inc.

Consolidated Statement of Cash Flows

For the Year Ended December 31, 2017

Cash flows from operating activities
Net loss	$(17,017,209)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation	2,187,302
Amortization of intangible assets	5,809
Amortization of deferred financing costs	14,054
Payment in-kind interest	3,858,870
Payment in-kind mangement fees	140,000
Gain on disposal of equipment	(257,675)
Impairment loss- goodwill	6,851,718
Change in deferred income taxes	1,688,228
Provision for doubtful accounts	433,333
Changes in operating assets and liabilities
Accounts receivable, net	1,276,925
Unbilled service fees	(1,555,062)
Prepaids and other current assets	288,663
Bid bonds and deposits	(93,725)
Accounts payable	2,280,728
Accrued expenses	(263,377)
Income and franchise taxes payable	(80,815)
Net cash used in operating activities	(242,233)

Cash flows from investing activities
Purchases of equipment	(959,951)
Proceeds from sales of equipment	515,330
Net cash used in investing activities	(444,621)

Cash flows from financing activities
Net borrowings (principal repayments) on line of credit	(2,895,587)
Borrowings on term loans	4,249,060
Principal repayments on term loans	(621,501)
Promissory note issued	-
Principal repayments on promissory note	(250,000)
Issuance of common stock - restricted stock issued	-
Payment of deferred financing costs	-
Net cash provided by financing activities	481,972

Net change in cash and cash equivalents	(204,882)
Cash and cash equivalents, beginning of year	423,363
Cash and cash equivalents, end of year	$218,481

See accompanying notes to consolidated financial statements.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

(a)	Organization

Progressive Environmental Services, Inc. (the “Company”) dba SWS Environmental Services was established as a Delaware Corporation in 2008. It was formed to be the parent company of Southern Waste Services, Inc. (“SWS”) and Eagle Construction & Environmental Services, LLC (“Eagle”). SWS was established as a Florida Corporation in 1990. Eagle was established as a Delaware Corporation in 2008.

(b)	Nature of Business

The Company is engaged in emergency response services, environmental remediation and environmental construction. The Company has 25 service locations located primarily in the Southern and Midwestern United States.

(c)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, SWS and Eagle. All significant intercompany balances and transactions have been eliminated upon consolidation.

(d)	Method of Accounting

All assets, liabilities, income and expenses are recorded on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

(e)	Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant items subject to such estimates and assumptions include the allowance for uncollectible accounts receivable, depreciable lives and estimated residual value of property and equipment, amortization period of intangible assets and deferred costs, impairment of goodwill, valuation allowance for deferred tax assets, and accrued compensation cost arising from stock appreciation rights.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

(Continued)

(1)	Summary of Significant Accounting Policies (continued)

(f)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid debt instruments with an original maturity of three months or less. At December 31, 2017, balances were $218,481.

(g)	Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a provision for bad debts based on its assessment of the current status of individual account balances that are still outstanding. After management has used exhaustive collection efforts, accounts receivable are written off through a charge to the allowance for doubtful accounts. Collections on accounts previously written off are included in income from operations as received.

From time to time, the Company enters into certain arrangements, for which amounts are withheld from payment for a period of time, based on the terms of each individual arrangement. Collection on these amounts is expected to occur within a year and as such the retainage is included in accounts receivable in the consolidated balance sheets.

(h)	Property and Equipment

Property and equipment are stated at the appraised value at acquisition date for property and equipment acquired in business acquisitions and at cost for property and equipment purchased other than through business acquisitions, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets ranging generally from one to ten years, or the shorter of the useful lives of the assets or lease term for leasehold improvements.

(i)	Leases

The Company leases vehicles and service center locations in the ordinary course of business. These leases have varying terms and are recorded as either operating or capital leases in accordance with the terms of the agreement.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

(Continued)

(1)	Summary of Significant Accounting Policies (continued)

(j)	Other Intangible Assets

Identifiable definite-lived intangible assets consist of customer lists. These intangible assets are being amortized over their estimated useful lives and the amortization method reflects an appropriate allocation of the costs of the intangible assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period.

(k)	Goodwill

Goodwill is the excess of the cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not subject to periodic amortization, and is tested for impairment annually on December 31or at the time of a triggering event. Impairment testing for goodwill is done at a reporting unit level. Currently, the Company has determined it has one reporting unit. The goodwill impairment test is a two-step test. However, the Company may first assess qualitative factors to determine whether it is necessary to perform the two-step test. Examples of qualitative factors to consider include deterioration in general economic conditions or the environment in which the Company operates, increases in labor or other costs that negatively impact earnings and cash flows, changes in key management and personnel, and an increased competitive environment. If, after assessing qualitative factors, it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying value, the Company must perform the two-step impairment test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with accounting standards for business combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. An impairment of $6,851,718 was recognized during 2017.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

(Continued)

(1)	Summary of Significant Accounting Policies (continued)

(l)	Income Taxes

The Company recorded estimated tax liabilities to the extent the contingencies were probable and could be reasonably estimated. The Company also recognizes the potential accrued interest and penalties related to unrecognized tax benefits within operations as a component of income before taxes, which is consistent with the recognition of these items in prior reporting periods.

In accordance with the provisions of ASC 740, Income Taxes, the Company accounts for income taxes using an asset and liability approach whereby deferred taxes and liabilities are recognized for the future tax consequences attributable to difference between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes a tax benefit associated with an uncertain position when, in management’s judgment, it is more likely than not that the position will be sustained upon examination of a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that is judges to have a greater than 50% likelihood of settlement with a taxing authority. The liability associated with unrecognized benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The effective tax rate includes the net impact of changes in liability for unrecognized tax benefits and subsequent adjustment as considered appropriate by management. A valuation allowance was not established as management expects to fully utilize the deferred tax asset.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

(Continued)

(1)	Summary of Significant Accounting Policies (continued)

(m)	Revenue Recognition

The Company recognizes revenue and corresponding unbilled service fees as the work progresses and the revenue has been earned for field services and emergency response services. Progress on these services is tracked by the Company and customers are obligated to pay as services are rendered. The Company has environmental remediation and construction contracts that have a set fee that is agreed upon prior to the start of the work. For these contracts, revenue is recognized using the percentage-of-completion method of accounting, measured by the ratio of construction costs incurred to to date, by management’s estimates of total estimated costs. The timing and frequency of billing may vary by customer contract.

(n)	Concentration of Credit Risk

The Company maintained cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. There were no uninsured balances at December 31, 2017.

(o)	Reclassifications

Certain reclassifications have been made to the prior year financial statements to make them comparable to those of the current year. Stockholders’ equity and net income are unchanged due to these reclassifications.

(2)	Accounts Receivable, Net

Accounts receivable, net consisted of the following:

Trade accounts receivable	$13,804,890
Other accounts receivable	1,195
Total	13,806,085
Less: allowance for doubtful accounts	(298,231)

Accounts receivable, net	$13,507,854

All accounts receivable are pledged as collateral to secure long-term debt as described in Note 6.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

(Continued)

(3)	Property and Equipment, Net

Property and equipment, net consisted of the following:

Land	$110,000
Buildings	150,000
Leasehold improvements	893,072
Office equipment and fixtures	979,765
Vehicles and operating equipment	23,376,141
Total	25,508,978
Less: accumulated depreciation	(17,904,798)

Property and equipment, net	$7,604,180

Depreciation expense for the year ended December 31, 2017 was $2,187,302.

All property and equipment is pledged as collateral to secure long-term debt and its disposition is restricted by the lender.

(4)	Other Intangible Assets, Net

Other intangible assets, net consisted of the following:

Customer list	$3,900,000
Less: accumulated amortization	(3,900,000)

Total other intangible assets, net	$-

Amortization expense for the year ended December 31, 2017 was $5,809.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

(Continued)

(5)	Goodwill

The Company recorded goodwill in conjunction with certain business combinations and purchases. In accordance with FASB ASC 350, Goodwill and Other Intangible Assets, the Company does not amortize goodwill. Instead, goodwill is tested for impairment each year. During 2017, the Company became aware of changes in circumstances and events in the economic and environmental climate of the Company’s market areas. The Company determined that the carrying amount of the Company exceeded its fair value, which was estimated based on the present value of expected future cash inflows. Accordingly, a goodwill impairment loss of $6,851,718 was recognized for the year ended December 31, 2017.

Goodwill activity is summarized as follows:

Goodwill	$32,942,609
Less: impairment	(32,942,609)

Total goodwill	$-

(6)	Notes Payable

Notes payable consisted of the following:

Revolving loans	$2,888,083
Term loans	2,000,000
Senior subordinated note	18,563,391
Junior subordinated notes	30,936,370
Promissory note	-
Equipment note	227,208
Less: Unamortized debt issuance costs	(16,397)
Notes payable, less unamortized debt issuance costs	54,598,655
Less: current portion of notes payable	(4,933,690)

Notes payable, less current portion	$49,664,965

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

(Continued)

(6)	Notes Payable (continued)

(a)	Revolving Loan and Term Loan

On July 29, 2013, the Company entered into a revolving credit, term loan, and security agreement (“Credit Agreement”), which provides for a term loan aggregating $3,000,000 (“Term Loan”) and a revolving credit commitment up to $13,000,000 (“Revolver”) which includes a sublimit for letters of credit up to $1,250,000.

Principal and interest payments on outstanding borrowings under the Term Loan are due monthly and any remaining unpaid and accrued principal and interest are due on July 28, 2018. The Revolver expires on July 28, 2018, at which time all outstanding principal and interest is due. Interest on outstanding borrowings under the Revolver is due and payable monthly.

Outstanding borrowings on the Term Loan and Revolver bear interest at the bank’s base commercial lending rate plus an applicable margin (2.75% for the Term Loan and 1.75% for the Revolver). At December 31, 2017, the bank’s base commercial lending rate was 5.00%. Outstanding borrowings on the Term Loan and the Revolver bore interest at the default rate of 7.75% and 6.75%, respectively, on December 31, 2017.

The Credit Agreement contains a number of significant covenants that, among other things, restricts the ability of the Company to incur additional indebtedness, make capital expenditures in excess of defined limits, or create additional liens on assets. In addition, it requires the Company to meet a minimum fixed charge coverage ratio each quarter. The Credit Agreement also includes subjective acceleration clauses which permit the lender to accelerate the due date under certain circumstances including, but not limited to, material adverse change in the business. Amounts outstanding under the Credit Agreement are collateralized by substantially all assets of the Company.

(b)	Equipment Note

The Company has a note payable to a finance company bearing interest at 5.68%, due in monthly installments of $4,778 through May 9, 2022.

(c)	Senior Subordinated Note

The Company has an agreement that provides for a senior subordinated note in the amount of $4,000,000, which matures on January 28, 2019. No principal payments are required until maturity. The senior subordinated debt bears interest at 11% per annum.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

(Continued)

(6)	Notes Payable (continued)

(c)	Senior Subordinated Note (continued)

At December 31, 2017, the balance of the senior subordinated note included payment in-kind interest of $280,702.

The Company has an agreement that provides for a senior subordinated note in the amount of $21,500,000 which matures on January 28, 2019. No principal payments are required until maturity. During 2013, the senior subordinated note bore interest at 18% per annum.

After 2013 and until March 31, 2015, the senior subordinated note bore interest at 15% per annum, due quarterly, of which 11% was payable in cash and 4% was added to the principal. After March 31, 2015, the senior subordinated note bears interest at 12% per annum, due quarterly, of which 11% is payable in cash and 1% is added to the principal.

At December 31, 2017, the balance of the senior subordinated note included payment in-kind interest of $6,936,215.

The agreement requires compliance with certain restrictive financial covenants including, but not limited to, limitations on capital expenditures, dividends payments, other debt, change in control, and mergers and acquisitions. It also requires the Company to meet a minimum fixed charge coverage ratio each quarter. The agreement contains a cross-default provision and subjective acceleration clauses that permit the lenders to accelerate the due date of outstanding balances under certain circumstances including, but not limited to, a material adverse change in the business.

(d)	Junior Subordinated Notes

The Company has an agreement with the majority stockholder which provides for a junior subordinated note in the amount of $19,189,002. This agreement matures on May 21, 2019. No principal payments are required until maturity. The junior subordinated note bore interest at 15% per annum, provided that from the occurrence and during continuance of any event of default, the interest rate will increase to 17% per year. After July 31, 2015, the note bears interest at 7.5% per annum, provided that from the occurrence and during continuance of any event of default, the interest rate will increase to 9.5% per year. After December 28, 2017, the note bears interest at 2.00% per annum. This interest is considered payment in-kind interest and became payable on December 31, 2017, at which time interest is payable monthly in cash. Outstanding borrowings on the junior subordinated note bore interest at 2.00% and 7.5% on December 31, 2017, respectively. At December 31, 2017, the balance of the junior subordinated note included payment in-kind interest of $21,572,458.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

(Continued)

(6)	Notes Payable (continued)

(d)	Junior Subordinated Notes (continued)

The Company also has an agreement with the majority stockholder which provides for another junior subordinated note in the amount of $1,000,000. This agreement matures on May 21, 2019. No principal payments are required until maturity. This junior subordinated note bore interest at 15% per annum, provided that from the occurrence and during continuance of any event of default, the interest rate will increase to 17% per year.

After July 31, 2015 the note bears interest at 7.5% per annum, provided that from the occurrence and during continuance of any event of default, the interest rate will increase to 9.5% per year. After December 28, 2017, the note bears interest at 2.00% per annum.

This interest is considered payment in-kind interest and became payable on May 31, 2018, at which time interest becomes payable monthly in cash. Outstanding borrowings on this junior subordinated note bore interest at 7.5% on December 31, 2016 and 2015. At December 31, 2017, the balance of this junior subordinated note included payment in-kind interest of $671,912.

Maturity schedule of notes payable is as follows:

Year ending December 31,	Revolver	Term Loans	Subordinated Note	Subordinated Notes	Equipment Note	Total
2018	$2,888,083	2,000,000	-	-	45,607	4,933,690
2019	-	-	18,563,391	30,936,370	48,266	49,548,027
2020	-	-	-	-	51,079	51,079
2021	-	-	-	-	54,057	54,057
2022	-	-	-	-	28,199	28,199
Thereafter	-	-	-	-	-	-

Notes payable	$2,888,083	2,000,000	18,563,391	30,936,370	227,208	54,615,052

(7)	Stock Appreciation Rights

The Company has Stock Appreciation Plans (“Plans”) which provide deferred compensation to certain key employees of the company by awarding stock appreciation rights. Under the Plans, the Company may grant up to 73.4 appreciation units. The value of the appreciation units that are issued is determined by the Board of Directors, as of the grant date. An appreciation unit vests at such times and in such numbers as defined in each individual agreement. The appreciation units become exercisable only upon a change in control or separation from service at which time the holders of the appreciation units will be entitled to receive an amount equal to the value of each vested appreciation unit less the value of the appreciation unit at the grant date.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

(Continued)

(7)	Stock Appreciation Rights (continued)

The Company issued no stock appreciation units during 2017. Each of these units has either a 48 month vesting period, a 60 month vesting period, or vests only upon a change in control event. Total appreciation units outstanding were 63.00 at December 31, 2017. Compensation (income) expense, included within administrative, general, and selling expenses, related to the outstanding units was $0 for the year ended December 31, 2017. The liability related to the stock appreciation rights was $0 at December 31, 2017.

(8)	Operating Leases

The Company leases equipment and service center locations under various noncancelable operating leases, with the remaining lease terms ranging from one to seven years. The service center operating leases require the Company to pay real estate taxes and insurance on the leased property. Total rent expense under the operating leases was $1,468,979 for the year ended December 31, 2017, of which $138,606 was paid to related parties.

At December 31, 2017, future minimum lease payments under these noncancelable operating leases are as follows:

For the years ending December 31,	Third Party	Related Party	Totals
2018	$1,138,245	144,935	1,283,180
2019	600,313	19,515	619,828
2020	181,365	-	181,365
2021	2,710	-	2,710
2022	-	-	-
Thereafter	-	-	-

Total	$1,922,633	164,450	2,087,083

(9)	Related Party Transactions

The Company has a management consulting agreement with the majority stockholder. The Company is required to make monthly payments for management consulting services of the greater of $20,000 or 0.25% of consolidated monthly net revenue. This agreement will continue as long as the majority stockholder owns at least 20% of SWS or Eagle. For the year ended December 31, 2017, the expense under the agreement was $140,000. This amount has been included in administrative, general, and selling expenses in the consolidated statement of income.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

(Continued)

(9)	Related Party Transactions (continued)

Related party payment in-kind interest expense on the junior subordinated note was $2,245,664 for the year ended December 31, 2017. There was no interest due to related parties at December 31, 2017.

The Company leases two service center locations from one of the stockholders. Total rent expense under the operating leases was $138,606 for the year ended December 31, 2017. There was no rent due to the stockholder at either December 31, 2017. This lease is included in the future minimum lease payment scheduled in Note 8.

(10)	Defined Contribution Plan

The Company has a defined contribution plan which covers substantially all full-time employees. The Company charged $186,337 to operations for the year ended December 31, 2017, to recognize the Company’s 401(k) matching contributions.

(11)	Income Taxes

The Company computes deferred income taxes under the asset and liability method prescribed by the provisions of FASB ASC 740-10.

The components of the Company’s deferred tax assets consisted of the following:

Deferred tax assets
Net operating loss - federal	$7,202,470
Net operating loss - states	275,088
Allowance for bad debts	71,576
Accrued expenses	-
Intangible assets	364,000
Bonus depreciation - states	4,611
Contributions carry forward	14,280
Depreciation	(1,146,261)
Goodwill	1,436,262

Total deferred tax assets	$8,222,026

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

(Continued)

(11)	Income Taxes (continued)

(a)	Net Operating Loss – Federal

The Company has recorded a deferred income tax asset of $7,202,470 as of December 31, 2017, for the benefit of approximately $30,010,290 in federal income tax loss carryforwards, which expire in 2037.

(b)	Net Operating Loss – States

The Company has also recorded a deferred income tax asset of $275,088 as of December 31, 2017, for the benefit of various state income tax loss carryforwards, which expire in varying amounts between 2021 and 2037.

Realization is dependent on generating sufficient taxable income prior to the expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred income taxes will be realized. However, the amount of the deferred income tax assets could be reduced in the near-term if estimates of future taxable income during the carryforward period are reduced.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The valuation allowance was eliminated in 2016 because current operations indicate that the realization of the related deferred tax assets now is more likely than not to be realized. In addition, the effect of the potential debt forgiveness mentioned in Note 14 was considered in determining whether a valuation allowance should be recorded.

Due to a change in the tax law, the corporate tax rate was reduced from 34% to 21% beginning on January 1, 2018. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As this change in the tax laws and rates was enacted in 2017, a decrease to the net deferred tax liability of approximately $5,400,000 was adjusted through the provision for income taxes.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

(Continued)

(11)	Income Taxes (continued)

The components of the provision for income tax expense (benefit) were as follows:

Deferred
Federal	$1,688,228
State	-

Total deferred expense (benefit)	1,688,228

Provision for income tax expense (benefit)	$1,688,228

The Company’s effective rate differs from the federal statutory rate primarily due to the prior year elimination of the deferred tax valuation allowance, nondeductible expenses, and state income taxes.

The Company recognizes the financial statement effect of tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company does not have any unrecognized tax benefits at December 31, 2017. The company does not expect any significant change in the amount of unrecognized tax benefits in the 2018 year.

(12)	Cash Flow Disclosures

Supplemental disclosures of cash flows information
Cash paid for interest	$974,257
Cash paid for income taxes	-

(13)	Letter of Credit

At December 31, 2017, the Company had an outstanding letter of credit in the amount of $720,000. This letter of credit expires in May, 2018.

(14)	Subsequent Event

Subsequent to year end, the Company entered into a letter of intent that would potentially result in the sale of the Company. The letter of intent indicates that certain debts of the Company would be forgiven as a condition of the sale. The tax effect of the debt forgiveness was considered in determining whether a valuation allowance should be recorded for the deferred tax asset.

Management of the Company has evaluated subsequent events for the period from December 31, 2017, the date of these financial statements, through April 10, 2018, the date the financial statements were available to be issued.